                            SCHEDULE 14A INFORMATION

    PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE
                                 ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Exchange Act Rule 14a-11 or 14a-12

                     SHARED MEDICAL SYSTEMS CORPORATION
                (Name of Registrant as Specified In Its Charter)

                     SHARED MEDICAL SYSTEMS CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                       SHARED MEDICAL SYSTEMS CORPORATION

                            51 VALLEY STREAM PARKWAY

                          MALVERN, PENNSYLVANIA 19355

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   TO BE HELD

                                 APRIL 29, 1994

                               ----------------

  The Annual Meeting of Stockholders of Shared Medical Systems Corporation will be held at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania on Friday, April 29, 1994, at 11:30 A.M., for the following purposes:

  1. To elect six directors for one-year terms;

  2. To transact such other business as may properly come before the meeting or any adjournments thereof.

  The Board of Directors has fixed the close of business on March 4, 1994, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournments thereof.

  All stockholders are cordially invited to attend the meeting in person, but whether or not you plan to attend, please sign, date and mail the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States.
                                                      James C. Kelly
                                                         Secretary

March 25, 1994

                       SHARED MEDICAL SYSTEMS CORPORATION

                            51 VALLEY STREAM PARKWAY

                          MALVERN, PENNSYLVANIA 19355

                               ----------------

                                PROXY STATEMENT

  The enclosed proxy is solicited by the Board of Directors of Shared Medical Systems Corporation. Any stockholder giving a proxy has the power to revoke it at any time prior to its use by giving notice to the Secretary.

  On March 4, 1994, the record date for stockholders entitled to notice of and to vote at the Annual Meeting, there were 22,823,970 shares of Common Stock outstanding (not including 4,016,344 shares held in the Company's treasury). Each share of the Company's Common Stock, except for the shares held in the Company's treasury, is entitled to one vote.

  This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about March 25, 1994.

                                 ANNUAL REPORT

  A copy of the Shared Medical Systems Corporation Annual Report, including financial statements for the year ended December 31, 1993, on which no action will be asked by the Board of Directors, is enclosed herewith. It is not to be regarded as proxy solicitation material.

                               SECURITY OWNERSHIP

PRINCIPAL STOCKHOLDERS

  The Company does not know of any person who, as of March 4, 1994, beneficially owned more than 5% of the Company's outstanding Common Stock.

DIRECTORS AND MANAGEMENT

  Listed below as of December 31, 1993, are the name, age, position(s) with the Company, principal occupation(s) for the past five years, other directorships, and beneficial Common Stock ownership of each of the individuals who were directors of the Company as of that date; the name, age, position held and beneficial Common Stock ownership of each of the Company's current and former executive officers named in this Proxy Statement; and beneficial Common Stock ownership of all current executive officers and directors as a group:

                                      DIRECTOR     COMMON STOCK      PERCENT OF
      NAME OF BENEFICIAL OWNER         SINCE   BENEFICIALLY OWNED(1)   CLASS
      ------------------------        -------- --------------------- ----------
DIRECTORS
R. James Macaleer, 59                   1969         1,017,973(2)        4.5%
  Chairman of the Board and Chief Ex-
   ecutive Officer of the Company.
Raymond K. Denworth, Jr., 61            1976            38,000(3)        *
  Attorney. Partner, Drinker Biddle &
   Reath, counsel to
   the Company. Director, Germantown
   Savings Bank.
Frederick W. DeTurk, 65                 1981            14,300(4)        *
  President, DeTurk Enterprises,
   Inc., a management consulting
   firm.
Josh S. Weston, 65                      1987             5,200(5)        *
  Chairman and Chief Executive Offi-
   cer, Automatic Data Processing,
   Inc., an information processing
   services company. Director, Public
   Service Enterprise Group, Inc.
Harvey J. Wilson, 54                    1993            87,655           *
  Private investor. Director, Legent
   Corporation, Philadelphia Suburban
   Corporation.
Jeffrey S. Rubin, 50                    1993               --            *
  Executive Vice President and Chief
   Financial Officer, NYNEX Corpora-
   tion, a regional telecommunica-
   tions company, since 1993; Senior
   Vice President and Chief Financial
   Officer (1992-1993); Vice Presi-
   dent-Finance (1990-1992). Vice
   President-Finance and Chief Finan-
   cial Officer, Combustion Engineer-
   ing, Inc., an engineering firm
   (1987-1990). Director,
   ComputerLand Corporation.
NON-DIRECTOR EXECUTIVE OFFICERS
Marvin S. Cadwell, 50                                   47,939(6)        *
  Executive Vice President
Marion G. Tomlin, 54                                    34,071(7)        *
  Senior Vice President
Francis W. Lavelle, 44                                   6,429(8)        *
  Senior Vice President
Terrence W. Kyle, 43                                    12,419(9)        *
  Vice President of Finance, Treasur-
   er, Assistant Secretary
All current executive officers and
 directors as a group (14 persons)                   1,296,490(10)      5.7%
FORMER EXECUTIVE OFFICERS
Jack L. Ernsberger, 51                                  46,000(12)       *
  Former Vice Chairman(11)
Graham O. King, 53                                      35,064(14)       *
  Former President(13)

- --------
* Less than 1%
                                         (Footnotes continued on following page)

(1) Except as otherwise noted, the beneficial ownership reflected in this table is based on present, direct and sole voting and investment power with respect to the shares. Beneficial ownership of shares held in the Company's Retirement and Savings Plan is based on investment power. Beneficial ownership of shares of restricted stock, which are subject to vesting, is based on voting power.

(2) Does not include shares owned beneficially by Mr. Macaleer's wife, as to which he disclaims beneficial ownership; includes 25,089 shares owned jointly by Mr. Macaleer and his wife; includes 12,900 shares held in the Company's Retirement and Savings Plan.

(3) Includes 4,000 shares which Mr. Denworth had the right to acquire within 60 days after December 31, 1993 upon exercise of stock options.

(4) Includes 14,000 shares which Mr. DeTurk had the right to acquire within 60 days after December 31, 1993 upon exercise of stock options.

(5) Includes 5,000 shares which Mr. Weston had the right to acquire within 60 days after December 31, 1993 upon exercise of stock options.

(6) Includes 17,800 shares which Mr. Cadwell had the right to acquire within 60 days after December 31, 1993 upon exercise of stock options; includes 24,117 shares owned jointly by Mr. Cadwell and his wife; includes 6,000 shares of restricted stock; includes 22 shares held in the Company's Retirement and Savings Plan.

(7) Includes 7,800 shares which Mr. Tomlin had the right to acquire within 60 days after December 31, 1993 upon exercise of stock options; includes 15,000 shares of restricted stock; includes 840 shares held in the Company's Retirement and Savings Plan.

(8) Includes 5,000 shares which Mr. Lavelle had the right to acquire within 60 days after December 31, 1993 upon exercise of stock options; includes 561 shares of restricted stock; includes 847 shares held in the Company's Retirement and Savings Plan.

(9) Includes 7,497 shares which Mr. Kyle had the right to acquire within 60 days after December 31, 1993 upon exercise of stock options; includes 4,773 shares held in the Company's Retirement and Savings Plan.

(10) Includes 69,332 shares which certain executive officers and directors had the right to acquire within 60 days after December 31, 1993 upon exercise of stock options, 66,612 shares as to which beneficial ownership is based on shared voting and investment power, 21,561 shares of restricted stock, and includes 20,268 shares held in the Company's Retirement and Savings Plan.

(11) Mr. Ernsberger resigned as Vice Chairman of the Company effective October 1, 1993.

(12) Includes 20,000 shares owned by Mr. Ernsberger's wife.

(13) Mr. King resigned as President of the Company effective November 30, 1993.

(14) Includes 29,800 shares which Mr. King had the right to acquire within 60 days after December 31, 1993 upon exercise of stock options; includes 357 shares owned by Mr. King's wife and children.

                             ELECTION OF DIRECTORS

  The Board of Directors has determined that the number of directors to be elected at the Annual Meeting to be held on April 29, 1994 shall be six. The Board has nominated each of the individuals who are listed in this Proxy Statement as directors of the Company for election at the 1994 Annual Meeting. It is the intention of the persons named in the proxy to vote for such nominees unless otherwise directed. Each of the nominees is presently serving as a director for a term which will expire on the date of the 1994 Annual Meeting provided his successor is then elected. All of the nominees, except for Mr. Rubin, were elected by the stockholders at the Annual Meeting held in 1993. Mr. Rubin was appointed to the Board on October 29, 1993. If, prior to the election, any of the nominees should become unable to serve for any reason, the persons named as proxies will have full discretion to vote for such other persons as may be nominated by the Board. The Board of Directors has no reason to believe that any nominee will be unable to serve.

NECESSARY VOTES

  In the election of directors, assuming a quorum is present, the six nominees receiving the highest number of votes cast at the meeting will be elected directors. Shares represented by proxies which are marked to withhold authority to vote in the election of directors and shares subject to a specific direction not to cast a vote, such as a broker non-vote, will not be included in the vote totals.

MEETINGS AND COMMITTEES OF BOARD

  The Board of Directors held seven meetings during 1993.

  The Board of Directors has established an Audit Committee and a Management and Compensation Committee, but has not established a nominating committee.

  The Audit Committee is currently composed of Messrs. DeTurk (Chairman), Wilson and Rubin. This Committee makes recommendations to the Board of Directors concerning the engagement, retention or discharge of independent public accountants, reviews with the Company's independent public accountants the plans and results of their auditing engagement, reviews their independence, considers the range of fees for audit and non-audit functions, reviews the scope and results of the Company's internal auditing procedures, reviews the adequacy of the Company's system of internal accounting controls, directs and supervises any investigations into matters within the scope of the foregoing duties, and performs such other related functions as the Board of Directors may from time to time delegate to the Audit Committee. During 1993 the Audit Committee held three meetings.

  The Management and Compensation Committee is currently composed of Messrs. Denworth (Chairman), DeTurk, and Weston. This Committee makes recommendations to the Board of Directors concerning remuneration arrangements for certain executive officers. During 1993 the Management and Compensation Committee held one meeting.

COMPENSATION OF DIRECTORS

  Each director who is not otherwise employed by the Company is paid a monthly retainer of $1,500, an additional fee of $1,000 for attendance at each meeting of the Board of Directors, an additional fee of $1,000 for attendance at any separately-scheduled meeting of any committee thereof, and an additional fee of $500 for committee meetings scheduled in conjunction with Board meetings. The Chairman of the Audit Committee and the Chairman of the Management and Compensation Committee are each paid an annual fee of $2,500. Directors may be reimbursed for any expenses attendant to membership on the Board.

  Any director who became a member of the Board after January 1, 1980, and who is not or has never been an employee of the Company or its subsidiaries may be eligible to receive options for Common Stock under the terms of the 1987 Non-Qualified Stock Option Plan for Non-Employee Directors. In making a determination as to whether a director shall be granted an option and the number of shares covered by an option, the committee administering the Plan (whose members are not eligible to participate in the Plan) takes into account the duties of the director and the director's present and potential contributions to the success of the Company. A director may receive options to purchase no more than 10,000 shares of Common Stock under this Plan.

  In addition to the above-described plan, all non-employee directors are eligible to receive options for Common Stock under the terms of the 1991 Non-Qualified Stock Option Plan for Non-Employee Directors. Under the terms of this Plan, an option for 10,000 shares of Common Stock was granted on May 1, 1991, to each non-employee director then on the Board. In addition, the terms of the Plan provide that, effective upon the first election or appointment of a director, such newly elected or appointed director will be granted an option for 10,000 shares of Common Stock. The Plan also provides that an option for 10,000 shares of Common Stock will be granted to each director upon each director's five-year anniversary of continuous service on the Board subsequent to the effective date of the Plan.

  The Company has instituted a program whereby donations are made to one or more charitable institutions on behalf of directors. In 1993, donations totaling $20,000 were made on behalf of Mr. Weston to charities specified by him.

                             EXECUTIVE COMPENSATION

REPORT OF MANAGEMENT AND COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION

The Management and Compensation Committee of the Board of Directors (the "Committee") is composed of three non-employee directors. The Committee is responsible for setting the salaries of the Chief Executive Officer, Vice Chairman (if any) and President (if any) of the Company, recommending to the full Board compensation arrangements for those executive officers, and advising the Chief Executive Officer on compensation for other key executives. All recommendations relating to awards of stock options and restricted stock to the Company's executive officers are reviewed by, and subject to the approval of, the Stock Option Committee of the Board.

COMPENSATION POLICIES

The Company's executive compensation policies, endorsed by the Committee, are designed to provide competitive levels of compensation that integrate pay with the Company's performance goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. The orientation of executive compensation policies toward Company and divisional performance has been accomplished by the utilization of various performance criteria.

Compensation is individually set for each executive officer from among a set of components. The primary components of compensation currently being utilized are salary, performance bonuses, stock option grants, and restricted stock grants. The Committee believes that stock ownership by management and stock-based compensation arrangements are beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. Therefore, the Company has utilized stock-based compensation arrangements in the Company's compensation packages for most of its executive officers.

The Company also has adopted certain broad-based employee benefit plans in which executive officers are eligible to participate. In addition, the Company had adopted individual life insurance and deferred compensation arrangements for certain named executive officers as described in this proxy statement.

The Committee has not yet deemed it necessary to consider the possible effect on the Company's compensation policies of the treatment, under the federal Revenue Reconciliation Act of 1993, of annual compensation exceeding $1 million paid to any individual executive officer.

RELATIONSHIP OF COMPANY PERFORMANCE TO EXECUTIVE COMPENSATION

Compensation paid to the Company's named executive officers in 1993, as reflected in the Summary Compensation Table, consisted primarily of base salary and performance bonuses.

The Company utilizes measurements of both corporate and individual performance in setting compensation for its executive officers. The amount of the performance bonus earned by some executive officers is based on measures of corporate performance, such as target versus actual consolidated quarterly earnings, annual divisional sales and pre-tax income of divisions for which the executive officer is responsible. Subjective considerations of individual performance are also considered in establishing base salaries and, to various extents, performance bonuses, including the executive officer's initiative and contribution to overall corporate performance, the executive officer's managerial performance and the executive officer's successful accomplishment of any special projects.

Earnings growth had an important effect on compensation earned for 1993 by several of the Company's named executive officers under their performance bonus plans. Under these plans, if the quarterly earnings targets were not satisfied, no performance bonus would be payable. If the quarterly targets were satisfied, performance criteria would then determine the amount of the bonus earned. The Committee determined that quarterly earnings for 1993 satisfied the target levels, and bonuses paid to these executive officers were then based on target versus actual annual divisional sales and pre-tax income for the divisions for which they were responsible.

CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. Macaleer is eligible to participate in executive compensation plans similar to those available to the other named executive officers, except that Mr. Macaleer is not eligible to receive grants of stock options and restricted stock. The Committee's general approach in setting Mr. Macaleer's annual compensation is to set compensation levels in accordance with the policies set forth in this report. Specifically, the Committee's objective is to correlate Mr. Macaleer's compensation with the performance of the Company, while seeking to keep his compensation competitive with that provided by comparable companies.

In 1993 the Committee sought to achieve this objective by adopting a performance bonus plan for Mr. Macaleer in which the amount of Mr. Macaleer's performance bonus was determined based on measures of corporate performance, and by comparing Mr. Macaleer's compensation with the compensation paid to the chief executive officers of the other companies included in the S&P Computer Software and Services Index (the published industry index, which includes the Company, against which the performance of the Company's stock is measured in the graph on page 11 below) and two publicly-held competitors of the Company which are not included in such index. As a result of such comparison, the Committee determined that Mr. Macaleer's compensation was in line with that provided by such other companies given the relative amount of the Company's revenues and net income. Thus, when grouping the companies surveyed by the Committee (including the Company) from largest to smallest in terms of revenue, net income, and salary and bonus compensation paid to the CEO, based on the latest available fiscal year-end data, the Company was in the bottom third of the Companies surveyed in all three categories.

Mr. Macaleer's salary for 1993 was increased 4.7%. This increase was based on the positive financial results achieved by the Company in 1992, including a 7.0% increase in revenues and a 12.2% increase in net income from 1991, as well as the Committee's consideration of subjective factors relating to Mr. Macaleer's performance. Mr. Macaleer received a 6.0% salary increase for 1992 based on the Company's positive financial results for 1991, including an 8.8% increase in revenues and an 11.6% increase in net income from 1990. Mr. Macaleer did not receive an increase in salary in 1991.

The entire performance bonus paid to Mr. Macaleer in 1993 was based on objective performance criteria (quarterly consolidated earnings and divisional sales and pre-tax income). The factor given the most weight in Mr. Macaleer's 1993 performance bonus was whether or not the Company satisfied its earning targets. The Committee determined that such targets had been satisfied.

  Respectfully submitted,

  Management and Compensation Committee:  Stock Option Committee:
    Raymond K. Denworth, Jr.                  R. James Macaleer
    Frederick W. DeTurk                       Raymond K. Denworth, Jr.
    Josh S. Weston                            Frederick W. DeTurk
                                              Josh S. Weston


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Macaleer, the Chairman of the Board and Chief Executive Officer of the Company, is Chairman of the Stock Option Committee. As stated above, under the terms of the Company's stock option and restricted stock plans, Mr. Macaleer is not eligible to receive grants of stock options or restricted stock.

  Mr. Denworth, Chairman of the Management and Compensation Committee and a member of the Stock Option Committee, is a partner in the law firm Drinker Biddle & Reath, counsel to the Company.

  Mr. DeTurk, a member of the Management and Compensation Committee and a member of the Stock Option Committee, is the President and principal stockholder of DeTurk Enterprises, Inc., a management consulting firm. In 1993 the Company engaged DeTurk Enterprises, Inc. to provide human resources consulting services. The Company does not expect the total compensation to be paid to DeTurk Enterprises, Inc. for such engagement to exceed $10,000.

COMPENSATION SUMMARIES

  In order to provide the Company's stockholders with a concise and comprehensive overview of compensation awarded, earned or paid to the Company's executive officers named in this Proxy Statement, several tables and narrative descriptions have been prepared, detailing this information.

  The Summary Compensation Table, and its accompanying explanatory footnotes, includes individual annual and long-term compensation information on the named executive officers, for services rendered in all capacities during the fiscal years ended December 31, 1993, December 31, 1992 and December 31, 1991.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                     ANNUAL COMPENSATION            COMPENSATION AWARDS
                                  -------------------------------- ---------------------
                                                            OTHER             SECURITIES
                                                           ANNUAL  RESTRICTED UNDERLYING   ALL OTHER
                                                           COMPEN-   STOCK     OPTIONS      COMPEN-
NAME AND PRINCIPAL POSITION  YEAR SALARY(2)     BONUS      SATION  AWARDS(7)   (# SH.)     SATION(9)
- ---------------------------  ---- ---------    --------    ------- ---------- ----------   ---------
R. James Macaleer            1993 $484,908     $120,000     $--     $   --         --       $ 3,960
 Chairman of the Board       1992  458,262       48,000      --         --         --         5,685
 and Chief Executive Of-     1991  435,780          --       --         --         --         5,257
 ficer
Marvin S. Cadwell            1993 $310,145(3)  $ 85,000     $--     $   --         --       $ 4,077
 Executive Vice President    1992  223,572       75,000      --         --     100,000        3,075
                             1991  205,000      110,000(4)   --         --         --         2,578

Marion G. Tomlin             1993 $209,652     $ 60,000     $--     $   --         --       $ 3,799
 Senior Vice President       1992  208,575       23,125      --         --         --         3,186
                             1991  214,099       37,650(4)   --      24,379        --         3,032

Francis W. Lavelle(1)        1993 $131,977     $104,000(5)  $--     $   --         --       $ 1,880
 Senior Vice President

Terrence W. Kyle             1993 $238,408     $    -- (6)  $--     $   --         --       $ 2,499
 Vice President of Fi-       1992  197,333          --       --         --      15,000        2,095
 nance,                      1991  173,442          --       --         --      20,000        1,865
 Treasurer and Assistant
 Secretary
 FORMER EXECUTIVE OFFICERS
 -------------------------
Jack L. Ernsberger           1993 $272,911     $    --      $--     $   --         --       $94,285
 Former Vice Chairman        1992  355,000       60,000      --         --         --         2,780
                             1991  340,000          --       --         --     100,000        2,670

Graham O. King               1993 $331,325     $    --      $--     $   --         --       $33,551
 Former President            1992  355,412       95,000      --         --         --         5,323
                             1991  331,209       15,000(4)   --         --     194,500(8)     4,445

- --------
(1) In accordance with SEC rules regarding compensation disclosure, no information is reported for those years in which an individual was not an executive officer of the Company.
(2) Includes amounts contributed by the Company towards the purchase of the Common Stock of the Company under the Employee Stock Purchase Plan.
(3) Includes $14,321 of imputed interest on the Company loan to Mr. Cadwell described on page 9.
(4) Includes bonus amounts earned in 1991 which were calculated and paid in 1992 subsequent to the publication of the 1992 Proxy Statement.
(5) Represents an estimate of the total value of Mr. Lavelle's bonus for 1993, the final amount of which has not yet been determined. A portion of such bonus may be paid in the form of restricted stock.
(6) Mr. Kyle was not covered under a bonus plan during the reported years.
(7) The number and value of shares of restricted stock held on December 31, 1993, by the named executive officers was as follows: Mr. Macaleer, 0 shares ($0), Mr. Cadwell, 6,000 shares ($149,190), Mr. Tomlin, 15,000 shares ($372,975), Mr. Lavelle, 561 shares ($13,949), Mr. Kyle, 0 shares ($0), Mr. Ernsberger, 0 shares ($0), and Mr. King, 0 shares ($0). Dividends on these shares are paid directly to the holders of the stock, at the same rate as dividends paid to all other stockholders. In 1991, Mr. Tomlin was granted 1,212 shares of restricted stock, 100% of which vested ten months from the date of grant.
(8) Includes an option for 94,500 shares of the Common Stock of the Company granted in connection with the surrender of outstanding options for 125,000 shares of the Common Stock of the Company, which were exercisable at a higher exercise price.
(9) This column reflects amounts attributable to Company contributions to the Company's Retirement and Savings Plan and income attributible to the provision of additional life insurance for the named individuals. For the fiscal year ended December 31, 1993, such amounts were, respectively, as follows: Mr. Macaleer, $0 and $3,960; Mr. Cadwell, $3,029 and $1,048; Mr. Tomlin, $2,669 and $1,130; Mr. Lavelle, $1,880 and $0; Mr. Kyle, $2,499 and
    $0; Mr. Ernsberger, $3,375 and $910; and Mr. King, $1,980 and $1,988. Under the terms of these insurance arrangements, none of the named individuals has or will receive or be allocated an interest in any cash surrender value under the related insurance policies. This column also includes the following amounts paid, payable or accrued to Messrs. Ernsberger and King in 1993 in connection with their resignations: Mr. Ernsberger, $90,000; Mr. King, $29,583.

  The Company has entered into a deferred compensation agreement with Mr. Macaleer. In 1977, the Company agreed to defer certain compensation for Mr. Macaleer, which is payable over a twenty-year period after termination of employment. In 1986, Mr. Macaleer became eligible to receive the maximum amount of deferred benefits under this agreement. The obligations of the Company relating to this agreement were fully accrued as of December 31, 1988; no additional amounts were accrued in 1993.

  Messrs. Ernsberger and King each had employment agreements with the Company which governed the terms of their employment prior to their resignations in 1993. Pursuant to these agreements, Messrs. Ernsberger and King will be eligible to receive retirement income of $4,000 and $5,000 per month, respectively, for 20 years upon reaching ages 60 and 58, respectively. In accordance with the terms of Mr. King's employment agreement, the term of certain of Mr. King's exercisable stock options was extended and certain of his unexercisable stock options became exercisable prior to his resignation. At the time of his resignation 57,800 of Mr. King's stock options were exercisable and have since been exercised. A total of 136,700 of Mr. King's stock options expired unexercised as a result of his resignation.

  The Company is party to employment agreements with Messrs. Cadwell and Tomlin, each of which is terminable at any time by either party. Pursuant to these agreements, Messrs. Cadwell and Tomlin have been granted stock options and restricted stock under the Company's plans described below. These agreements also provide for termination benefits under certain circumstances. Mr. Cadwell's benefits will be paid if he is terminated without cause or upon a reduction, without cause, in his responsibilities, compensation and/or title. Mr. Tomlin's benefits will be paid if he is involuntarily terminated without cause. Pursuant to the terms of his employment agreement, in 1992, Mr. Cadwell received an interest-free, six-year term loan in the principal amount of $300,000. This loan is secured by a mortgage on Mr. Cadwell's principal residence.

  The Company has entered into a severance arrangement with Mr. Ernsberger in connection with his resignation as Vice Chairman of the Company on October 1, 1993. Pursuant to the arrangement, the Company has agreed to pay to Mr. Ernsberger, on a monthly basis from October 1993 until the earlier of July 1994 or Mr. Ernsberger's subsequent employment, an amount equal to Mr. Ernsberger's monthly salary at the time of his resignation and premium payments to continue certain insurance benefits. Under the terms of the severance arrangement, certain of Mr. Ernsberger's unexercisable stock options became exercisable prior to his resignation. At the time of his resignation 51,428 of Mr. Ernsberger's stock options were exercisable and have since been exercised. A total of 133,573 of Mr. Ernsberger's stock options expired unexercised as a result of his resignation. Mr. Ernsberger has released the Company from all claims based on his employment or resignation.

  The Company has entered into a severance arrangement with Mr. King in connection with his resignation as President of the Company effective November 30, 1993. Pursuant to the arrangement, the Company has agreed to pay to Mr. King on a monthly basis from December 1993 until the earlier of October 1994 or Mr. King's subsequent employment, an amount equal to Mr. King's monthly salary at the time of his resignation and premium payments to continue certain insurance benefits. Mr. King has released the Company from all claims based on his employment or resignation.

  The Company has a Retirement and Savings Plan that is funded by the participants' salary reduction contributions. All employees of the Company are eligible to participate in the plan upon joining the Company. The plan is intended to permit any eligible employee who wishes to participate to contribute up to 15% of the employee's compensation on a before-tax basis under
Section 401(k) of the Internal Revenue Code, subject to certain limitations. The plan provides for discretionary Company matching contributions which are to be made in proportion to each employee's contribution as well as discretionary Company profit-sharing contributions, subject to certain limitations. Discretionary Company matching contributions and profit-sharing contributions vest in accordance with a schedule based upon the employee's length of service and are payable upon an employee's retirement, death, disability or termination of employment or, under specified circumstances, upon an employee's immediate and heavy financial emergency. Contributions are invested, in such proportions as the employee may elect, in Common Stock of the Company or in any of five mutual investment funds. In 1993, the Company made no discretionary profit-sharing contributions to the plan. The Summary Compensation Table shows the value of Company matching contributions made to the plan for the named executive officers for 1993 in the column marked "All Other Compensation".

  Under the Company's Employee Stock Purchase Plan all employees of the Company may elect to designate up to 10% of gross compensation to be withheld by the Company and invested in shares of the Company's Common Stock through open-market purchases made by a bank custodian. The Company contributes 15% of the price of the Company shares acquired and also pays brokerage fees and other expenses of the plan. Shares purchased under the plan are distributed to employees quarterly. During 1993, Messrs. Macaleer, Cadwell, Tomlin, Lavelle and Kyle and, prior to their resignations, Messrs. King and Ernsberger, were eligible to participate in the Company's Employee Stock Purchase Plan under the same terms and conditions as all other employees of the Company. Amounts contributed by the Company in 1993 towards the purchase of Common Stock of the Company for the named executive officers under the Employee Stock Purchase Plan are included in the column marked "Salary" in the Summary Compensation Table.

  In addition to the director stock option plans referred to above, the Company has the following plans under which stock options and restricted stock may be awarded: the 1986 Non-Qualified Stock Option Plan, the 1986 Incentive Stock Option and Non-Qualified Stock Option Plan, the 1988 Incentive Stock Option and Non-Qualified Stock Option Plan and the 1990 Non-Qualified Stock Option and Restricted Stock Plan. Depending upon the plan, options may not have a term exceeding ten or twenty years. Restricted stock awards are subject to vesting schedules.

  In accordance with the provisions of these plans, all key employees, including executive officers of the Company but with the exception of the Chief Executive Officer, may be eligible to receive awards under these plans in the form of options for the purchase of Common Stock of the Company or awards of restricted stock of the Company.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

  The following summary table details stock option exercises for the named executive officers during 1993, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1993. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end fair market value of the Company's Common Stock.

                                                                           VALUE OF UNEXERCISED
                                                 NUMBER OF UNEXERCISED         IN-THE-MONEY
                                                   OPTIONS AT FY-END         OPTIONS AT FY-END
                                               ------------------------- -------------------------
                SHARES ACQUIRED
NAME              ON EXERCISE   VALUE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----            --------------- -------------- ----------- ------------- ----------- -------------
Mr. Macaleer           --          $   --           --            --      $    --      $    --
Mr. Cadwell            --              --        17,800       111,700      215,625      933,750
Mr. Tomlin             --              --         7,800        11,700       97,500      146,250
Mr. Lavelle            --              --           --         40,207          --       380,380
Mr. Kyle               --              --         2,497        42,494       31,213      433,050
Mr. Ernsberger      51,428         500,887          --            --           --           --
Mr. King            28,000         251,000       29,800           --       329,663          --

PERFORMANCE GRAPH ANALYSIS

  Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies in the S&P 500 Index and the S&P Industry Group Index for Computer Software & Services.

                            COMPARISON OF FIVE YEAR
                          CUMULATIVE TOTAL RETURN(/1/)
    AMONG SHARED MEDICAL SYSTEMS CORPORATION, S&P 500 INDEX AND S&P COMPUTER
                        SOFTWARE AND SERVICES INDEX(/2/)





                            [GRAPH APPEARS HERE]







                                                         S&P
                               Shared                   Computer
                               Medical        S&P       Software
Measurement period             Systems        500       & Services
(Fiscal year Covered)          Corporation   Index       Index
- ---------------------           --------     --------    --------
Measurement PT -
12/31/88                        $ 100.00     $ 100.00    $ 100.00

FYE 12/31/89                    $  81.69     $ 131.69    $ 121.89
FYE 12/31/90                    $ 100.13     $ 127.60    $  95.15
FYE 12/31/91                    $ 149.99     $ 166.47    $ 145.05
FYE 12/31/92                    $ 163.61     $ 179.15    $ 171.77
FYE 12/31/93                    $ 188.43     $ 197.21    $ 219.23





- --------
(1) Assumes $100 invested on December 31, 1988 in Shared Medical Systems Corporation Common Stock, S&P 500 Index and the S&P Computer Software & Services Index.

(2)      Shared Medical Systems Corporation
         S&P 500 Index
         S&P Computer Software & Services Index

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

  During 1993, Graham O. King, the Company's former President, failed to report one transaction on a timely basis pursuant to Section 16(a) of the Securities Exchange Act of 1934.

                                  ACCOUNTANTS

  The firm of Arthur Andersen & Co. served as the Company's independent public accountants for 1993. In accordance with past Company practice, the Company has not yet selected its independent public accountants for 1994. A representative of Arthur Andersen & Co. is expected to be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions. He will also have the opportunity to make a statement if he desires to do so.

                           ANNUAL REPORT ON FORM 10-K

  UPON THE WRITTEN REQUEST OF ANY BENEFICIAL OWNER, AS OF MARCH 4, 1994, OF THE COMPANY'S COMMON STOCK, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES) FOR THE YEAR ENDED DECEMBER 31, 1993. A LIST OF THE EXHIBITS TO SUCH ANNUAL REPORT WILL ALSO BE PROVIDED, AND COPIES OF SUCH EXHIBITS WILL BE FURNISHED UPON REQUEST AND PAYMENT OF A REASONABLE FEE. REQUESTS SHOULD BE DIRECTED TO TERRENCE W. KYLE, VICE PRESIDENT OF FINANCE, SHARED MEDICAL SYSTEMS CORPORATION, 51 VALLEY STREAM PARKWAY, MALVERN, PENNSYLVANIA 19355.

                             STOCKHOLDER PROPOSALS

  Under Securities and Exchange Commission rules, certain stockholder proposals may be included in the Company's proxy statement. Any shareholder desiring to have such a proposal included in the Company's proxy statement for the annual meeting to be held in 1995 must cause a proposal in full compliance with Rule 14a-a(8) under the Securities Exchange Act of 1934 to be received at the Company's executive offices not later than November 25, 1994.

                                 OTHER MATTERS

  Management of the Company knows of no matters other than those discussed herein which will be brought before the meeting by any person. If, however, any such matter shall properly come before the meeting, the persons named in the enclosed proxy will vote the same in accordance with their best judgment.

  The cost of preparing, printing and mailing the Notice of Annual Meeting, this Proxy Statement, the proxy, etc. will be borne by the Company. Employees of the Company may solicit proxies by personal interview, mail, telephone, facsimile transmission and telegraph. The Company will reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses in forwarding proxies and proxy materials to beneficial owners of the shares.

                                          By Order of the Board of Directors

                                          James C. Kelly
                                           Secretary

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

                       SHARED MEDICAL SYSTEMS CORPORATION

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 29, 1994

  The undersigned hereby appoints R. James Macaleer and James C. Kelly, or each of them, as Proxies, each with full power of substitution and revocation, to attend the Annual Meeting of Stockholders of Shared Medical Systems Corporation on April 29, 1994 and any adjournment thereof, and thereat to vote all shares which the undersigned would be entitled to vote if personally present upon the matters as set forth in the Notice of Annual Meeting and Proxy Statement.

                                                   Please mark
                                                [X]your votes
                                                     as this



        --------------
            COMMON






                             Authority       Authority
                                is               is
                              Granted         Withheld
Item 1-Election               -------         --------
of Six Directors
for a Term of
One Year.                     -------         --------




If you wish to withhold             In their discretion, the proxies are
authority to vote for one           authorized to vote upon such other
or more but less than all           business as may properly come before
of the six nominees named           the meeting.
in the Proxy Statement
(Messrs. Macaleer,
Denworth, DeTurk, Weston,           THIS PROXY WHEN PROPERLY EXECUTED WILL
Wilson and Rubin), please           BE VOTED IN THE MANNER DIRECTED HEREIN
list the names of such              BY THE UNDERSIGNED STOCKHOLDER. IF NO
nominees for whom                   DIRECTION IS MADE, THIS PROXY WILL BE
authority is withheld:              VOTED FOR THE SIX NOMINEES LISTED IN
                                    ITEM 1 (PROVIDED, HOWEVER, THAT IF,
                                    PRIOR TO THE ELECTION, ANY SUCH NOMINEE
- ----------------------              SHALL BECOME UNABLE TO SERVE, THE
                                    PROXIES MAY VOTE FOR SUCH OTHER PERSONS
                                    AS MAY BE NOMINATED). THE UNDERSIGNED
                                    HEREBY REVOKES ANY PROXY OR PROXIES
                                    HERETOFORE GIVEN TO VOTE SUCH SHARES AT
                                    SAID MEETING OR ANY ADJOURNMENTS
                                    THEREOF.









Signature(s) ___________________________   Date _______________________________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such